Nicor Inc.
Form 8-K
Exhibit 99.01

Nicor Inc. First Quarter 2010 Earnings Conference Call

Introduction:  [Russ Strobel]

Good morning and thanks for joining us.

I’m Russ Strobel, Chairman, President and CEO of Nicor.   With me today are Rick Hawley, our Chief Financial Officer and Kary Brunner, our Director of Investor Relations.

Agenda:  [Russ Strobel]

This morning we’ll discuss our 2010 first quarter financial results and our annual outlook for 2010 earnings.  When we’ve completed our remarks, we’ll be happy to take your questions.

Let me now turn things over to Kary.

[Kary Brunner]

Thanks Russ and good morning everyone.  First I’d like to remind you that this call will include certain forward-looking statements about the operations and expectations of our company, subsidiaries and affiliates.  Although we believe our representations are based on reasonable assumptions, actual results may vary materially from stated expectations.  Information concerning the factors that could cause materially different results can be found in our periodic filings with the Securities and Exchange Commission and in this morning’s press release.

As we reported in our press release this morning, preliminary first quarter 2010 diluted earnings per share were $1.33, compared to $0.96 per share for the same period in 2009.

Let me now turn things over to Rick for the discussion of our first quarter results and our annual outlook for 2010 earnings.

Financial Results:  [Rick Hawley]

Thanks Kary.

Compared to 2009, first quarter 2010 diluted earnings per share reflect higher operating income at our gas distribution and other energy-related businesses, as well as improved corporate operating results, partially offset by lower operating results at our shipping business.  The first quarter comparisons also reflect lower pre-tax equity investment income and a higher effective income tax rate in 2010.

As expected, our first quarter 2010 gas distribution operating income was up compared to 2009.  First quarter comparisons reflect the benefit of the rate relief approved in 2009 partially offset by decreased natural gas deliveries due to 5 percent warmer weather in 2010, compared to 2009.  Regarding the weather variance, while both years were colder than normal, 2009 was just more so.

Gas distribution operating results were also impacted by lower operating and maintenance costs including lower bad debt expense and lower company use and storage-related gas costs.  As a result of the Illinois Commerce Commission’s (ICC’s) approval of the bad debt tracker in February 2010, Nicor Gas recognized a $31.7 million pre-tax benefit attributable to 2008’s and 2009’s net under-recovery of bad debt expense.

As we mentioned in last quarter’s call, the benchmark against which 2010 actual bad debt expense will be compared is approximately $63 million.  The key takeaways from an economic perspective, versus the bookkeeping that you will see for bad debt, is that in 2010 we received $32 million pre-tax in benefit for the years 2008 and 2009, and our 2010 annual cost, net of rider billings and excluding the $32 million, will be $63 million.

Finally, first quarter 2010 gas distribution operating income, compared to 2009, reflected higher depreciation expense.  Nicor Gas’ annual outlook for 2010 operating results remains in line with our earlier expectations which, as we indicated in our February call, we expect to be higher than last year’s levels.

Moving to our shipping segment, Tropical’s first quarter 2010 operating results were lower than 2009 due to the effects of continued challenging market economics on shipping revenues.  While Tropical’s 2010 first quarter shipping volumes were essentially unchanged year-over-year, rates in the first quarter were soft.

In February’s call, we indicated Tropical’s 2010 results were expected to be comparable to 2009.  Tropical’s quarterly results did come in less than anticipated.  Management is working to offset the negative impact of these lower revenues in a number of ways.

We have stepped up our revenue enhancement efforts, including selected rate increases and specific customer targeting.  In addition, Tropical is implementing additional cost containment initiatives such has headcount reductions, elimination of an additional charter vessel, alteration of shipping schedules, and completion of the consolidation of certain warehousing operations.  These efforts are in addition to the aggressive steps Tropical took last year to respond to lower shipping volumes.  Since economic challenges began impacting its business in mid-2008, Tropical has significantly reduced its overall headcount and made operational adjustments focused on asset utilization that have reduced operating costs to reposition this business for the current economy.  We believe these efforts will reduce, but may not totally offset, the negative effect of lower than expected revenues in 2010.

Our other energy ventures first quarter 2010 operating income was up compared to last year due primarily to higher income at our retail products and services businesses, partially offset by lower results at our wholesale natural gas marketing business.  We currently estimate that both businesses will perform in line with earlier expectations.

First quarter 2010 corporate operating results, compared to 2009, were up primarily due to the weather-related impact associated with certain of our retail utility-bill management products.

Finally, first quarter 2010 comparisons reflected the absence of the gain, recorded in the first quarter of 2009, on the sale of the company’s equity stake in a joint venture, EN Engineering, of approximately $10 million pre-tax, $6 million after tax.

Earnings Guidance:  [Rick Hawley]

Turning to our 2010 guidance, we estimate 2010 diluted earnings per common share will be in the range of $3.10 to $3.30.  This range is the same as our guidance provided in our earnings call on February 24th.

Consistent with prior guidance, our annual outlook excludes, among other things, any future impacts associated with the ICC’s Performance-Based Rate plan/Purchased Gas Adjustment review, other contingencies, or further changes in tax law.  Our estimate also does not reflect the additional variability in earnings due to fair value accounting adjustments and other impacts that could occur because of future volatility in the natural gas markets.  Our estimate for Nicor Gas assumes normal weather for the final three quarters of the year.

As a reminder, we will provide updates to our annual earnings outlook only as part of our quarterly and annual earnings releases.

With that, let me now turn things back to Russ for a wrap up.

Closing:  [Russ Strobel]

Thanks, Rick.

I want to close with several points –

First of all, our consolidated Q1 financial results were solid, and in line with our previous expectations.

At Nicor Gas, our continued focus on managing costs and making progress in enhancing our already industry-leading operating efficiency metrics will enable us to remain on track to meet our full-year outlook for this business.

As Rick mentioned, Tropical Shipping faces challenges given the economic conditions in its service territories.  We are actively managing our costs and “right-sizing” this business.  We are taking action on all fronts, including addressing headcount, looking at off-hiring charters, and reducing sailings to certain ports.  It’s important to remember that first quarter volumes were right where we expected them to be, but we still have work to do on rates.

Looking ahead for our other energy-related businesses, we continue to expect full year operating results will be in line with our earlier expectations.

Finally, let me reiterate that Nicor remains very strong financially, with credit ratings that are the highest in the industry.  Our cash flows remain strong and enable us to continue to pay a solid dividend to our shareholders – something we’ve done for 56 consecutive years.

And with those closing remarks, we will now take your questions.